Exhibit 99.1

News	Release	News	Release	News	Release	News

FOR IMMEDIATE RELEASE

CONTACTS:

Media Contacts:
Joanna Lambert, joanna.g.lambert@aexp.com, +1.212.640.9668
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.1958
Ron Stovall, ronald.stovall@aexp.com. +1.212.640.5574

AMERICAN EXPRESS REPORTS FOURTH QUARTER EPS OF $0.88, UP 47% FROM A YEAR AGO;
CARDMEMBER SPENDING AT RECORD LEVELS AND CREDIT QUALITY CONTINUES TO IMPROVE

(Millions, except per share amounts)
	Quarters Ended December 31,		Percentage Inc/(Dec)	Years Ended December 31,		Percentage Inc/(Dec)
	2010	2009		2010	2009
Total Revenues Net of Interest Expense1	$7,322	$6,489	13%	$27,819	$24,523	13%

Income From Continuing Operations	$1,062	$710	50	$4,057	$2,137	90
Income (Loss) From Discontinued Operations	$-	$6	-	$-	$(7)	-
Net Income	$1,062	$716	48	$4,057	$2,130	90

Earnings Per Common Share – Diluted:
Income From Continuing Operations Attributable to Common Shareholders2	$0.88	$0.59	49	$3.35	$1.54	#
Income (Loss) From Discontinued Operations	$-	$0.01	-	$-	$-	-
Net Income Attributable to Common Shareholders2	$0.88	$0.60	47	$3.35	$1.54	#
Average Diluted Common Shares Outstanding	1,194	1,184	1%	1,195	1,171	2%
Return on Average Equity	27.5%	14.6%		27.5%	14.6%
Return on Average Common Equity	27.2%	13.6%		27.2%	13.6%

# Denotes a variance of more than 100%

1	Refer to discussion regarding revenue drivers on page 2 of earnings release.
2
Represents income from continuing operations or net income, as applicable, less (i) accelerated preferred dividend accretion of $212 million for the twelve months ended December 31, 2009 due to the repurchase of preferred shares from the U.S. Treasury Department, (ii) preferred shares dividends and related accretion of $94 million for the twelve months ended December 31, 2009, and (iii) earnings allocated to participating share awards and other items of $12 million and $9 million for the three months ended December 31, 2010 and 2009, respectively, and $51 million and $22 million for the twelve months ended December 31, 2010 and 2009, respectively.

New York – January 24, 2011 - American Express Company (NYSE: AXP) today reported fourth-quarter net income of $1.1 billion, up 48 percent from $716 million a year ago. Diluted earnings per share was $0.88, up 47 percent from $0.60 a year ago. The results include $113 million ($74 million after-tax) of previously announced restructuring and other reengineering costs. Excluding these costs, adjusted diluted earnings per share was $0.943.

Consolidated total revenues net of interest expense were $7.3 billion, up 13 percent from $6.5 billion a year ago.  The increase largely reflects the consolidation of securitized cardmember loans and related debt onto the balance sheet in the first quarter4. Revenues also reflect higher cardmember spending and higher travel commissions and fees, partially offset by lower interest income due to a smaller loan portfolio, and lower yields on the portfolio.

Consolidated provisions for losses totaled $239 million compared to $748 million in the year-ago period4, reflecting continued improvement in credit quality.

Consolidated expenses totaled $5.6 billion, up 17 percent from $4.8 billion a year ago, reflecting the decision to invest significantly in business building initiatives, as well as higher volume-related rewards costs and the previously discussed restructuring charges.

The company's return on average equity (ROE) was 27.5 percent, up from 14.6 percent a year ago.

“Continued investments in the business helped to generate higher consumer, small business and corporate card spending while expanding the use of our products online,” said Kenneth I. Chenault, chairman and chief executive officer.  “With cardmember spending up 15 percent this period, we reached all-time records for the quarter and the full year.”

“Credit indicators strengthened and the amount we needed to set aside for problem loans declined significantly from a year ago. Unemployment levels and housing remain a concern, but other aspects of the economy continue to show signs of improvement.

“Against this backdrop, strong billings and credit quality gives us the flexibility to continue with substantial investments in marketing and infrastructure to build revenues and operate more efficiently in a marketplace being transformed by digital technologies.

“While we continue to retain the flexibility to scale back our investments as business conditions change, the progress we made during 2010 has put us in a strong competitive position for the next phase of the economic recovery."

3	Management believes the adjusted earnings per share, which is a non-GAAP measure, provides a useful metric to evaluate the ongoing operating performance of the company.
4
Upon the adoption of new accounting guidance governing the accounting for transfers of financial assets and consolidation of variable interest entities on January 1, 2010, the company began consolidating the assets and liabilities of its previously unconsolidated American Express Credit Account Master Trust (Lending Trust). Among the changes arising from the consolidation of the Lending Trust, expenses related to written-off securitized cardmember loans moved from revenues net of interest expense into provisions for losses.

Segment Results

U.S. Card Services reported fourth-quarter net income of $701 million, up 70 percent from $413 million a year ago.

Total revenues net of interest expense increased 18 percent to $3.8 billion from $3.2 billion. The increase largely reflects the consolidation of securitized cardmember loans and related debt onto the balance sheet in the first quarter4. Revenues also reflect higher cardmember spending, partially offset by lower interest income due to a smaller loan portfolio and lower yields on the portfolio.

Provisions for losses totaled $111 million, down 68 percent from $346 million a year ago4. The decline reflects continued improvement in credit quality.

Total expenses increased 18 percent. Marketing, promotion, rewards and cardmember services expenses increased 16 percent from the year-ago period, reflecting increased investments in marketing and promotion and volume-related rewards costs. Salaries and employee benefits and other operating expenses increased 22 percent from year-ago levels, primarily reflecting the previously discussed restructuring and other reengineering costs and various technology, and business building investments.

The effective tax rate was 34 percent compared to 36 percent in the year-ago quarter.

International Card Services reported fourth-quarter net income of $102 million, up 48 percent from $69 million a year ago.

Total revenues net of interest expense increased 2 percent to $1.2 billion reflecting higher cardmember spending, partially offset by lower interest income due to smaller lending balances and yield.

Provisions for losses totaled $80 million, down 75 percent from $324 million a year ago. The decline reflects continued improvement in credit quality.

Total expenses increased 23 percent. Marketing, promotion, rewards and cardmember services expenses increased 22 percent from year-ago levels, reflecting higher volume-related rewards costs and increased investments in marketing and promotion.  Salaries and employee benefits and other operating expenses increased 23 percent from year-ago levels, primarily reflecting the previously discussed restructuring and other reengineering costs and various sales force and business building investments.

The effective tax rate was 6 percent compared to negative 73 percent in the year-ago quarter. The tax rates in both periods primarily reflect the impact of recurring tax benefits on varying levels of performance.

Global Commercial Services reported fourth-quarter net income of $106 million, up 6 percent from $100 million a year ago.

Total revenues net of interest expense increased 7 percent to $1.2 billion, from $1.1 billion, reflecting increased spending by corporate cardmembers and higher travel commissions and fees.

Provisions for losses totaled $30 million, down 19 percent from $37 million a year ago.

Total expenses increased 9 percent. Marketing, promotion, rewards and cardmember services expenses increased 14 percent from the year-ago period, primarily reflecting higher volume-related rewards costs. Salaries and employee benefits and other operating expenses increased 9 percent from the year-ago period, primarily reflecting higher volume-related expenses and various business building investments.

The effective tax rate was 27 percent compared to 29 percent in the year-ago quarter.

Global Network & Merchant Services reported fourth quarter net income of $268 million, up 34 percent from $200 million a year ago.

Total revenues net of interest expense increased 15 percent to $1.2 billion, from $1.0 billion, reflecting higher merchant-related revenues driven by an increase in global card billed business, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses increased 16 percent. Marketing, promotion, rewards and cardmember services expenses decreased 17 percent from the year-ago period. Salaries and employee benefits and other operating expenses increased 30 percent, primarily reflecting the previously mentioned restructuring and other reengineering costs and various technology and business-building investments.

The effective tax rate was 32 percent compared to 38 percent in the year-ago quarter.

Corporate and Other reported fourth-quarter net loss of $115 million compared with net loss of $72 million a year ago. The results for both periods reflect income of $220 million ($136 million after-tax) for the previously announced MasterCard and Visa settlements.

# # #

American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at www.americanexpress.com and connect with us on www.facebook.com/americanexpress, www.twitter.com/americanexpress and www.youtube.com/americanexpress.

The 2010 Fourth Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss fourth-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site.  A replay of the conference call will be available later today at the same web site address.

Cautionary Note Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
changes in global economic and business conditions, including consumer and business spending, the availability and cost of credit, unemployment and political conditions, all of which may significantly affect spending on the Card, delinquency rates, loan balances and other aspects of our business and results of operations;

•
changes in capital and credit market conditions, which may significantly affect the company’s ability to meet its liquidity needs, access to capital and cost of capital, including  changes in interest rates; changes in market conditions affecting the valuation of our assets; or any reduction in our credit ratings or those of our subsidiaries, which could materially increase the cost and other terms of our funding, restrict our access to the capital markets or result in contingent payments under contracts;

•
litigation, such as class actions or proceedings brought by governmental and regulatory agencies (including the lawsuit filed against the Company by the U.S. Department of Justice and certain state attorneys general), that could result in (i) the imposition of behavioral remedies against the Company or the Company’s voluntarily making certain changes to its business practices, the effects of which in either case could have a material adverse impact on the Company’s financial performance;  (ii) the imposition of substantial monetary damages in private actions against the Company; and/or (iii) damage to the Company’s global reputation and brand;

•
legal and regulatory developments wherever we do business, including legislative and regulatory reforms in the United States, such as the Dodd-Frank Act’s stricter regulation of large, interconnected financial institutions, changes in requirements relating to securitization and the establishment of the Bureau of Consumer Financial Protection, which could make fundamental changes to many of our business practices or materially affect our capital requirements, results of operations, ability to pay dividends or repurchase our stock; or actions and potential future actions by the FDIC and credit rating agencies applicable to securitization trusts, which could impact the company’s ABS program;

•
changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices we charge merchants that accept our Cards and the success of marketing, promotion or rewards programs;

•
changes in technology or in our ability to protect our intellectual property (such as copyrights, trademarks, patents and controls on access and distribution), and invest in and  compete at the leading edge of technological developments across our businesses, including technology and intellectual property of third parties whom we rely on, all of which could materially affect our results of operations;

•
data breaches and fraudulent activity, which could damage our brand, increase our costs or have regulatory implications, and changes in regulation affecting privacy and data security under federal, state and foreign law, which could result in higher compliance and technology costs to ourselves or our vendors;

•
changes in our ability to attract or retain qualified personnel in the management and operation of the company’s business, including any changes that may result from increasing regulatory supervision of compensation practices;

•
changes in the financial condition and creditworthiness of our business partners, such as bankruptcies, restructurings or consolidations, involving merchants that represent a significant portion of our business, such as the airline industry, or our partners in Global Network Services or financial institutions that we rely on for routine funding and liquidity, which could materially affect our financial condition or results of operations;

•
uncertainties associated with business acquisitions, including the ability to realize anticipated business retention, growth and cost savings or effectively integrate the acquired business into our existing operations;

•	changes affecting the success of our reengineering and other cost control initiatives, which may result in the company not realizing all or a significant portion of the benefits that we intend;
•
the actual amount to be spent by the Company on investments in the business, including on marketing, promotion, rewards and  cardmember services and certain other operating expenses, which will be based in part on management’s assessment of competitive opportunities and the Company’s performance and the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes;

•	the effectiveness of the company’s risk management policies and procedures, including credit risk relating to consumer debt, liquidity risk in meeting business requirements and operational risks;
•
changes affecting our ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on our ability to obtain deposit funding or offer competitive interest rates, which could affect our liquidity position and our ability to fund our business; and

•
factors beyond our control such as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, “hackers” or fraud, which could affect travel-related spending or disrupt our global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 2010, and the company’s other reports filed with the SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated.

(Preliminary)

American Express Company
Consolidated Statements of Income

(Millions)
	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$4,093	$3,645	12%	$15,111	$13,389	13%
Net card fees	534	549	(3)	2,102	2,151	(2)
Travel commissions and fees	472	439	8	1,779	1,594	12
Other commissions and fees	519	438	18	2,031	1,778	14
Securitization income, net (A)	N/A	190	-	N/A	400	-
Other	514	518	(1)	1,927	2,087	(8)
Total non-interest revenues	6,132	5,779	6	22,950	21,399	7
Interest income
Interest and fees on loans	1,676	1,036	62	6,783	4,468	52
Interest and dividends on investment securities	98	225	(56)	443	804	(45)
Deposits with banks and other	21	11	91	66	59	12
Total interest income	1,795	1,272	41	7,292	5,331	37
Interest expense
Deposits	140	126	11	546	425	28
Short-term borrowings	1	1	-	3	37	(92)
Long-term debt and other	464	435	7	1,874	1,745	7
Total interest expense	605	562	8	2,423	2,207	10
Net interest income	1,190	710	68	4,869	3,124	56
Total revenues net of interest expense	7,322	6,489	13	27,819	24,523	13
Provisions for losses
Charge card	183	141	30	595	857	(31)
Cardmember loans	37	560	(93)	1,527	4,266	(64)
Other	19	47	(60)	85	190	(55)
Total provisions for losses	239	748	(68)	2,207	5,313	(58)
Total revenues net of interest expense after provisions for losses	7,083	5,741	23	25,612	19,210	33

Expenses
Marketing and promotion	810	713	14	3,054	1,914	60
Cardmember rewards	1,344	1,178	14	5,029	4,036	25
Cardmember services	155	143	8	561	517	9
Salaries and employee benefits	1,570	1,196	31	5,566	5,080	10
Professional services	908	715	27	2,806	2,408	17
Occupancy and equipment	428	495	(14)	1,562	1,619	(4)
Communications	99	99	-	383	414	(7)
Other, net	292	241	21	687	381	80
Total	5,606	4,780	17	19,648	16,369	20
Pretax income from continuing operations	1,477	961	54	5,964	2,841	#
Income tax provision	415	251	65	1,907	704	#
Income from continuing operations	1,062	710	50	4,057	2,137	90
Income (Loss) from discontinued operations, net of tax	-	6	-	-	(7)	-
Net income	$1,062	$716	48	$4,057	$2,130	90
Income from continuing operations attributable to common shareholders (B)	$1,050	$701	50	$4,006	$1,809	#
Net income attributable to common shareholders (B)	$1,050	$707	49	$4,006	$1,802	#

# - Denotes a variance of more than 100%.

(A)  In accordance with the new GAAP effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.

(B)  Represents income from continuing operations or net income, as applicable, less (i) accelerated preferred dividend accretion of $212 million for the twelve months ended December 31, 2009 due to the repurchase of $3.39 billion of preferred shares issued as part of the Capital Purchase Program (CPP), (ii) preferred shares dividends and related accretion of $94 million for the twelve months ended December 31, 2009, and (iii) earnings allocated to participating share awards and other items of $12 million and $9 million for the three months ended December 31, 2010 and 2009, respectively, and $51 million and $22 million for the twelve months ended December 31, 2010 and 2009, respectively.

(Preliminary)
American Express Company
Condensed Consolidated Balance Sheets

(Billions)
	December 31,	December 31,
	2010	2009

Assets
Cash	$17	$17
Accounts receivable	40	38
Investment securities	14	24
Loans	58	30
Other assets	18	16
Total assets	$147	$125

Liabilities and Shareholders' Equity
Customer deposits	$30	$26
Short-term borrowings	3	2
Long-term debt	66	52
Other liabilities	32	31
Total liabilities	131	111

Shareholders' Equity	16	14
Total liabilities and shareholders' equity	$147	$125

(Preliminary)
American Express Company
Financial Summary

(Millions)
	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,769	$3,188	18%	$14,616	$12,153	20%
International Card Services	1,234	1,215	2	4,650	4,529	3
Global Commercial Services	1,152	1,072	7	4,402	3,983	11
Global Network & Merchant Services	1,190	1,031	15	4,373	3,780	16
	7,345	6,506	13	28,041	24,445	15

Corporate & Other, including adjustments and eliminations	(23)	(17)	35	(222)	78	#

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$7,322	$6,489	13	$27,819	$24,523	13

Pretax income (loss) from continuing operations
U.S. Card Services	$1,061	$646	64	$3,537	$586	#
International Card Services	108	40	#	638	276	#
Global Commercial Services	145	141	3	761	505	51
Global Network & Merchant Services	395	322	23	1,649	1,445	14
	1,709	1,149	49	6,585	2,812	#
Corporate & Other	(232)	(188)	23	(621)	29	#

PRETAX INCOME FROM CONTINUING OPERATIONS	$1,477	$961	54	$5,964	$2,841	#

Net income (loss)
U.S. Card Services	$701	$413	70	$2,246	$411	#
International Card Services	102	69	48	566	332	70
Global Commercial Services	106	100	6	474	350	35
Global Network & Merchant Services	268	200	34	1,063	937	13
	1,177	782	51	4,349	2,030	#
Corporate & Other	(115)	(72)	60	(292)	107	#
Income from continuing operations	1,062	710	50	4,057	2,137	90
Income (Loss) from discontinued operations, net of tax	-	6	-	-	(7)	-

NET INCOME	$1,062	$716	48	$4,057	$2,130	90

# - Denotes a variance of more than 100%.

(Preliminary)
American Express Company
Financial Summary (continued)

	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Income from continuing operations attributable to common shareholders	$0.88	$0.59	49%	$3.37	$1.55	#	%
Income (Loss) from discontinued operations	-	0.01	-	-	(0.01)	-
Net income attributable to common shareholders	$0.88	$0.60	47%	$3.37	$1.54	#	%

Average common shares outstanding (millions)	1,188	1,179	1%	1,188	1,168	2%

DILUTED
Income from continuing operations attributable to common shareholders	$0.88	$0.59	49%	$3.35	$1.54	#	%
Income (Loss) from discontinued operations	-	0.01	-	-	-	-
Net income attributable to common shareholders	$0.88	$0.60	47%	$3.35	$1.54	#	%

Average common shares outstanding (millions)	1,194	1,184	1%	1,195	1,171	2%

Cash dividends declared per common share	$0.18	$0.18	-%	$0.72	$0.72	-%

Selected Statistical Information

	Quarters Ended			Years Ended
	December 31,		Percentage	December 31,		Percentage
	2010	2009	Inc/(Dec)	2010	2009	Inc/(Dec)

Return on average equity (A)	27.5%	14.6%		27.5%	14.6%
Return on average common equity (A)	27.2%	13.6%		27.2%	13.6%
Return on average tangible common equity (A)	35.1%	17.6%		35.1%	17.6%
Common shares outstanding (millions)	1,197	1,192	-%	1,197	1,192	-%
Book value per common share	$13.56	$12.08	12%	$13.56	$12.08	12%
Shareholders' equity (billions)	$16.2	$14.4	13%	$16.2	$14.4	13%

# - Denotes a variance of more than 100%.

(A)  Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity.